EXHIBIT 10.5

GANNETT CO., INC.

Amendment to Gracia C. Martore

Employment Agreement

Pursuant to Section 18 of the Employment Agreement between Gannett Co., Inc. and Gracia C. Martore, dated February 27, 2007 (the “Agreement”), the parties hereby amend the Agreement as of August 7, 2007 as follows:

1. Section 5(c) is amended by deleting the last sentence in that section and substituting the following in its place:

The cash payment described in clause (c)(1) shall be made in a lump sum subject to the condition that a valid release agreement in such form as Gannett may reasonably require with respect to claims which Martore or her estate or beneficiaries may have arising out of Martore’s employment (the “Release”) is executed by Martore’s estate or beneficiaries and such Release must be effective and non-revocable. The lump sum payment shall be made to Martore’s estate on the seventh day after the date that the Release becomes effective and non-revocable provided that such Release must become effective and non-revocable within 65 days after Martore’s death and no payment is required if the Release does not become effective and non-revocable by the 65th day after Martore’s death.

2. Section 5(d) is amended by deleting the last sentence in that section and substituting the following in its place:

The cash payment described as two times the sum of (a) and (b) in clause (d)(1) shall be made in a lump sum subject to the condition that a Release executed by Martore or her representative has then become effective and non-revocable. The lump sum payment shall be made on the seventh day after the date that the Release becomes effective and non-revocable provided that such Release must become effective and non-revocable within 65 days after Martore’s Termination Date (the “Payment Date”) and no payment is required if the Release does not become effective and non-revocable by the 65th day after Martore’s Termination Date.

3. Section 7 is amended by deleting the second sentence in that section and substituting the following in its place:

If Martore’s employment is terminated by Martore pursuant to Section 6 hereof, or by Gannett for any reason other than the reasons specified in Section 5(a), or

Martore’s term of employment expires by reason of Gannett failing to extend it and Martore ceases employment upon expiration of the term, and conditioned and subject to Martore executing a Release that becomes effective and non-revocable within 65 days after Martore’s Termination Date (and recognizing that Martore shall not be entitled to the payments, rights and benefits set forth in Section 7(a)-(d) if the Release does not become effective and non-revocable within 65 days after Martore’s Termination Date), the following shall apply:

4. Section 7(b) is amended by deleting the first sentence and substituting the following in its place:

Gannett shall pay to Martore in a lump sum in cash on the Payment Date a cash severance payment equal to two (2) times the sum of (i) her Base Salary as in effect on the Termination Date and (ii) the greater of (A) her most recent annual bonus as of the Termination Date or (B) the average of her three most recent annual bonuses as of the Termination Date.

5. Section 7(c) is amended by replacing “three years” with “three years.” and adding the following sentence to the end of such Section:

To the extent that any restricted stock units or any time-based equity awards are subject to the requirements of Section 409A and accelerating payment of such awards would violate Section 409A, the payment of such awards shall not be accelerated as a result of such vesting. Instead, such awards shall be paid at the time specified under the terms of the award agreement; and

6. Section 7(d) is amended by deleting the first sentence and substituting the following in its place:

Martore shall receive a payout of her awards under Gannett’s Long Term Incentive Plan (“LTIP”) or any replacement plan or arrangement on the Payment Date; provided that if the Release does become effective and non-revocable within 65 days after Martore’s Termination Date, Martore shall forfeit all rights and payments pursuant to her awards under the LTIP or any replacement plan or arrangement.

7. Section 8(b) is amended by adding the following provision to the end thereof:

The reimbursements of expenses and provision of in-kind benefits set forth in Exhibit A shall comply with the requirements of Section 409A, which generally require (i) that the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) the reimbursement of an eligible expense is made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

8. Section 11(b) is amended by adding a new provision to the end thereof to read as follows:

This paragraph (b) notwithstanding, payments due to Martore under this Section 11 shall be made no later than the end of the calendar year following the calendar year in which Martore remits such excise tax or such earlier date as may be required to comply with Section 409A of the Code.

9. Section 12 is amended by adding the following provision to the end thereof:

Gannett shall pay Martore such indemnified expenses by the end the calendar year in which such judgment is reached or, if later, by the 15th day of the third month after the date on which such judgment is reached.

10. Section 20 is amended by deleting the last sentence and substituting the following in its place:

Notwithstanding anything to the contrary contained herein, in the event that Gannett determines that payments or benefits under this Agreement would otherwise violate Section 409A of the Code, such payments or benefits shall not commence until six months after the Termination Date (or, if earlier, the date Martore dies) to the extent that such delay is necessary to comply with Section 409A.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the date first set forth above.

GANNETT CO., INC.

By:	/s/ Duncan M. McFarland
Duncan M. McFarland
Chairman of Executive Compensation Committee

/s/ Gracia C. Martore
Gracia C. Martore